Exhibit 8.1

[Date]

eCOST.com, Inc.
Suite 106
2555 West 190th Street
Las Torrance, CA 90504

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: (213) 485-1234 Fax: (213) 891-8763
www.lw.com

FIRM / AFFILIATE OFFICES
Boston	New York
Brussels	Northern Virginia
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Hamburg	San Diego
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London	Shanghai
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Milan	Singapore
Moscow	Tokyo
New Jersey	Washington, D.C.

File No. 039809-0001

Re:	Agreement and Plan of Merger by and among PFSweb, Inc., Red Dog Acquisition Corp. and eCOST.com, Inc., dated as of November 29, 2005
Ladies and Gentlemen:
     We have acted as counsel to eCOST.com, Inc., a Delaware corporation (“eCOST”), in connection with the proposed merger (the “Merger”) of Red Dog Acquisition Corp., a Delaware corporation (“Merger Sub”) wholly-owned by PFSweb, Inc., a Delaware corporation (“PFSweb”), with and into eCOST pursuant to the Agreement and Plan of Merger by and among PFSweb, Merger Sub and eCOST, dated as of November 29, 2005 (the “Merger Agreement”). This opinion is being delivered in connection with PFSweb’s Registration Statement on
Form S-4 relating to the proposed Merger (the “Registration Statement”) to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.
     In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including all Exhibits and Schedules thereto), (ii) the Registration Statement (including the joint proxy statement/prospectus), and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.
     In addition, we have assumed, with your consent, that:
1.	Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

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3.	All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.
     Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement and the exceptions, limitations and qualifications set forth below, the statements of law and legal conclusions under the caption “The Merger—Material United States Federal Income Tax Consequences” constitute our opinion as to the material U.S. federal income tax consequences of the Merger.
     This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. We express no opinion as to any other laws other than the U.S. federal tax laws as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.
     We express no opinion as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if (i) all transactions described in the Merger Agreement, to the extent relevant to our opinion, are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or (ii) all representations, warranties, statements and assumptions upon which we have relied, to the extent relevant to our opinion, are not true and accurate at all relevant times.
     This opinion is rendered only to you and is solely for your benefit in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for

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any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial and regulatory authorities having jurisdiction over you. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “The Merger—Material United States Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,